Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES THIRD QUARTER 2021 RESULTS
- Reports 10.6% Revenue Growth -
- Announced the Strategic Acquisition of MGM Growth Properties LLC -
- Announced a Strategic Arrangement with BigShots Golf -
- Updates Guidance for Full Year 2021 -

NEW YORK, NY – October 27, 2021 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended September 30, 2021. All per share amounts included herein are on a per diluted share basis unless otherwise stated.
Third Quarter 2021 Financial and Operating Highlights
•Total revenues increased 10.6% year-over-year to $375.7 million
•Net income attributable to common stockholders and FFO were $161.9 million, or $0.28 per share
•AFFO increased 12.9% year-over-year to $257.4 million
•AFFO per share increased 5.9% year-over-year to $0.45
•Announced the strategic acquisition of MGM Growth Properties LLC (“MGP”) for $17.2 billion
•Announced strategic arrangement whereby VICI Properties may provide up to $80.0 million of mortgage financing for the construction of BigShots Golf™ facilities throughout the United States
•Completed an equity offering of 115,000,000 shares at $29.50 per share, of which 50,000,000 were sold through forward sale agreements, for a total offering value of $3.4 billion
•Repaid in full the $2.1 billion Term Loan B Facility and unwound and settled the outstanding interest rate swap agreements
•Declared a quarterly cash dividend of $0.36 per share, representing a 9.1% year-over-year increase
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said: “In 2021, a year in which American gaming has been one of the world's most dynamic leisure/hospitality sectors, and a year that has seen Las Vegas generate visitation levels unrivaled in global tourism, VICI has been one of the world's most dynamic and productive real estate investment managers. We have announced over $21 billion of transactions so far in 2021, with our $4 billion acquisition of The Venetian and our transformative $17.2 billion acquisition of MGM Growth Properties. Upon closing of these transactions, VICI will own 10 properties on the Las Vegas Strip, the most economically productive street in America; we will own America's highest-quality and largest portfolio of regional gaming assets; and with an estimated $45 billion enterprise value, we will have a balance sheet deliberately engineered to achieve an investment grade rating. We strongly believe owners of VICI are uniquely positioned to benefit from the quality and composition of our real estate portfolio as the institutionalization of our asset class continues.
“Additionally, during the third quarter we announced a strategic arrangement with ClubCorp Holdings, an Apollo Global Management portfolio company, as we help them to grow their BigShots Golf business, further building our funnel of growth opportunities with unique experiential assets supported by high quality partners with proven business models.”

Third Quarter 2021 Financial Results
Total Revenues
Total revenues were $375.7 million for the quarter, an increase of 10.6% compared to $339.7 million for the quarter ended September 30, 2020. Total revenues for the quarter included $37.8 million of non-cash items, comprised of $30.9 million of non-cash leasing and financing adjustments and $6.9 million of other income.
Net Income Attributable to Common Stockholders and Funds from Operations (“FFO”)
Net income and FFO attributable to common stockholders was $161.9 million for the quarter, or $0.28 per share, compared to $398.3 million, or $0.74 per share, for the quarter ended September 30, 2020. The year-over-year decline was primarily related to (i) a $333.4 million one-time gain upon lease modification that occurred in the quarter ended September 30, 2020 and (ii) a $79.9 million loss on extinguishment of debt and interest rate swap settlements in the quarter ended September 30, 2021. These changes were partially offset by the $168.0 million decrease in the change in CECL allowance for the quarter ended September 30, 2021.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $257.4 million for the quarter, an increase of 12.9% compared to $227.9 million for the quarter ended September 30, 2020. AFFO was $0.45 per share for the quarter compared to $0.43 per share for the quarter ended September 30, 2020.
Third Quarter 2021 Acquisitions and Portfolio Activity
Acquisitions and Investments
On August 4, 2021, the Company, MGM Growth Properties LLC (NYSE: MGP) (“MGP”) and MGM Resorts International (“MGM”), MGP’s controlling shareholder, announced that they entered into a Master Transaction Agreement (the “MGP Master Transaction Agreement”), pursuant to which the Company will acquire MGP for total consideration of $17.2 billion, inclusive of the assumption of approximately $5.7 billion of debt (the transactions contemplated by the MGP Master Transaction Agreement, the “MGP Transactions”). MGP is a publicly traded gaming REIT and the transaction will add $1,009.0 million of annualized rent (inclusive of MGP’s pending acquisition of MGM Springfield) through the addition of 15 Class A entertainment casino resort properties spread across nine regions and comprising 33,000 hotel rooms, 3.6 million square feet of meeting and convention space and hundreds of food, beverage and entertainment venues to VICI Properties’ portfolio.
Under the terms of the MGP Master Transaction Agreement, MGP Class A common shareholders will receive 1.366 shares of the Company's newly issued common stock in exchange for each Class A common share of MGP. The fixed exchange ratio represents an agreed upon price of $43.00 per share of MGP Class A common shares based on the Company's trailing 5-day volume weighted average price of $31.47 as of July 30, 2021 and represents a 15.9% premium to MGP’s closing stock price on August 3, 2021. MGM will receive $43.00 per unit in cash for the redemption of the majority of its MGP Operating Partnership units that it holds for total cash consideration of approximately $4.404 billion and will also retain approximately 12.0 million units in a newly formed operating partnership of VICI Properties. The MGP Class B share that is held by MGM will be cancelled and cease to exist.

Simultaneous with the closing of the transaction, the Company will enter into an amended and restated triple-net master lease with MGM. The lease will have an initial total annual rent of $860.0 million, inclusive of MGP’s pending acquisition of MGM Springfield, and an initial term of 25 years, with three 10-year tenant renewal options. Rent under the amended and restated master lease will escalate at a rate of 2.0% per annum for the first 10 years and thereafter at the greater of 2.0% per annum and the annual increase in the consumer price index (“CPI”), subject to a 3.0% cap. Additionally, VICI Properties will retain MGP’s existing 50.1% ownership stake in MGP's existing joint venture (“BREIT JV”) with Blackstone Real Estate Income Trust, Inc., which joint venture owns the real estate assets of MGM Grand Las Vegas and Mandalay Bay. The BREIT JV lease will remain unchanged and provides for current annual base rent of approximately $298.0 million, of which approximately $149.0 million is attributable to MGP’s investment in the BREIT JV, and an initial term of 30 years, with two 10-year tenant renewal options. Rent under the BREIT JV lease escalates at a rate of 2.0% per annum for the first 15 years and thereafter at the greater of 2.0% per annum and the annual increase in CPI, subject to a 3.0% cap. On a combined basis, the MGM master lease and BREIT JV lease will deliver initial annualized attributable rent to VICI Properties of approximately $1,009.0 million.
The Company expects the MGP Transactions, which are subject to regulatory approvals, approval by the stockholders of the Company, and customary closing conditions, to be completed in the first half of 2022. However, VICI Properties can provide no assurances that the MGP Transactions described herein will close in the anticipated timeframe, on the contemplated terms, or at all. The Company intends to fund the cash portion of the MGP Transactions with proceeds from long-term debt financing.
On September 15, 2021, the Company and ClubCorp Holdings, Inc., an Apollo Global Management portfolio company, announced a strategic arrangement to grow BigShots Golf™, whereby the Company may provide up to $80.0 million of mortgage financing for the construction of up to five new BigShots Golf™ facilities throughout the United States. As part of the non-binding arrangement, the Company will have a call right to acquire the real estate assets associated with any BigShots Golf™ facility financed by the Company, which transaction will be structured as a sale leaseback. In addition, for so long as the mortgage financing remains outstanding and the Company continues to hold a majority interest therein, the Company will have a right of first offer on any additional mortgage, mezzanine, preferred equity, or other similar financing that is treated as debt to be obtained by BigShots Golf (or any of its affiliates) for any multisite financing related to the development of BigShots Golf’s extensive existing and growing pipeline of facilities. Pursuant to a non-binding letter agreement, the terms and conditions of any transaction between the parties will be set forth in definitive documentation.
Other Portfolio Activity
On September 3, 2021, in connection and concurrent with the Eastern Band of Cherokee Indians’ (“EBCI”) acquisition of the operations of Caesars Southern Indiana from Caesars Entertainment, Inc. (“Caesars”), the Company entered into a triple-net lease agreement with a subsidiary of EBCI with respect to the real property associated with Caesars Southern Indiana. Initial total annual rent under the lease with EBCI is $32.5 million. The lease has an initial term of 15 years, with four 5-year tenant renewal options. The tenant’s obligations under the lease are guaranteed by EBCI. Annual base rent payments under the Regional Master Lease Agreement with Caesars were reduced by $32.5 million upon completion of EBCI’s acquisition of the operations of Caesars Southern Indiana and the execution of the lease between the Company and the tenant. In addition, as part of the transaction, EBCI and Caesars have entered into a right of first refusal with the Company, pursuant to which the Company has the first right to enter into a sale leaseback transaction with respect to the real property associated with the development of a new casino resort in Danville, Virginia.

On October 4, 2021, the Company and JACK Entertainment entered into an amendment to the JACK Cleveland/Thistledown Lease Agreement (the “Second JACK Lease Agreement Amendment”), pursuant to which, among other things, (i) the variable rent and the rent coverage floor provisions were removed and, accordingly, all of the rent in the JACK Cleveland/Thistledown Lease Agreement will escalate on an annual basis for the duration of its term and (ii) the rent escalation in 2022 was increased to mitigate the effect of the forgone rent escalation in 2021 that was agreed to as part of the first amendment to the JACK Cleveland/Thistledown Lease Agreement in July 2020. Concurrent with the Second JACK Lease Agreement Amendment, JACK Entertainment repaid the $40.0 million outstanding principal on the Term Loan in full and we terminated our commitment under the Revolving Credit Facility.
Third Quarter 2021 Capital Markets Activity
On September 9, 2021, the Company fully settled the remaining shares outstanding under the June 2020 Forward Sale Agreement by delivering 26,900,000 shares of its common stock to the forward purchaser in exchange for total net proceeds of approximately $526.9 million.
On September 14, 2021, the Company completed a primary follow-on offering of 115,000,000 shares of common stock consisting of (i) 65,000,000 shares of common stock (including 15,000,000 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional common stock) and (ii) 50,000,000 shares of common stock that were subject to forward sale agreements (the “September 2021 Forward Sale Agreements”) to be settled by September 9, 2022, in each case at a public offering price of $29.50 per share for an aggregate offering value of $3.4 billion, resulting in net proceeds, after the deduction of the underwriting discount and expenses, of approximately $1.9 billion from the issuance and sale of the 65,000,000 shares of common stock, with additional proceeds subject to settlement of the September 2021 Forward Sale Agreements.
On September 15, 2021, the Company used $2,102.5 million of proceeds from the settlement of the June 2020 Forward Sale Agreement and a portion of the September 2021 equity offering to repay in full the Company's Term Loan B Facility. In connection with the payoff of the Term Loan B Facility, the related interest rate swap agreements were unwound and settled, incurring swap breakage costs of approximately $64.2 million.
On September 27, 2021, the Company announced the successful early tender and participation results of the previously announced exchange offers and consent solicitations for the outstanding senior unsecured notes of MGP (“MGP Notes”), as well as the extension of the expiration date of the exchange offers to December 31, 2021. Following the successful consent solicitations, the issuers of the MGP Notes executed supplemental indentures to each of the indentures governing the MGP Notes in order to effect amendments to eliminate or modify certain of the covenants, restrictions, provisions and events of default in each of the indentures. The supplemental indentures and the amendments will become operative upon the settlement date of the exchange offers and consent solicitations, which is expected to occur on or about the closing date of the MGP Transactions.

The following table details the issuance of outstanding shares of the Company's common stock, including restricted common stock:

	Nine Months Ended September 30,
Common Stock Outstanding	2021	2020
Beginning Balance January 1,	536,669,722	461,004,742
Issuance of common stock in primary follow-on offerings	65,000,000	—
Issuance of common stock upon physical settlement of forward sale agreements (1)	26,900,000	68,000,000
Issuance of common stock under the at-the-market offering program	—	7,500,000
Issuance of restricted and unrestricted common stock under the stock incentive program, net of forfeitures	375,165	164,037
Ending Balance September 30,	628,944,887	536,668,779
____________________
(1)Excludes the 50,000,000 and 69,000,000 remaining shares subject to the September 2021 Forward Sale Agreements and March 2021 Forward Sale Agreements (as defined below), respectively, as such shares are not yet settled.
The following table reconciles the weighted-average shares of common stock outstanding used in the calculation of basic earnings per share to the weighted-average shares of common stock outstanding used in the calculation of diluted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Determination of shares:
Weighted-average shares of common stock outstanding	555,153,692	533,407,916	542,843,855	496,002,850
Assumed conversion of restricted stock	891,058	501,256	919,621	322,670
Assumed settlement of forward sale agreements	15,849,795	2,271,003	13,350,034	3,656,749
Diluted weighted-average shares of common stock outstanding	571,894,545	536,180,175	557,113,510	499,982,269
Balance Sheet and Liquidity
As of September 30, 2021, the Company had $4.8 billion in total debt and approximately $4.9 billion in liquidity, comprised of $669.5 million in cash and cash equivalents, $1.0 billion of availability under the Revolving Credit Facility (subject to continued compliance with the financial covenants of the facility), approximately $1.9 billion in net proceeds available through the physical settlement of 69,000,000 shares that are subject to the forward sale agreements entered into in March 2021 (the “March 2021 Forward Sale Agreements”) and approximately $1.4 billion in net proceeds available through the physical settlement of 50,000,000 shares that are subject to the September 2021 Forward Sale Agreements.

The Company’s outstanding indebtedness as of September 30, 2021 was as follows:

($ in millions)	September 30, 2021
Revolving Credit Facility	$—
2025 Notes	750.0
2026 Notes	1,250.0
2027 Notes	750.0
2029 Notes	1,000.0
2030 Notes	1,000.0
Total Debt Outstanding, Face Value	$4,750.0
Cash and Cash Equivalents	$669.5
Net Debt	$4,080.5
Dividends
On August 4, 2021, the Company declared a regular quarterly cash dividend of $0.36 per share, a 9.1% increase compared to the Company's prior quarter dividend. The Q3 2021 dividend was paid on October 7, 2021 to stockholders of record as of the close of business on September 24, 2021 and it totaled in aggregate approximately $226.3 million.
2021 Guidance
The Company is updating AFFO guidance for the full year 2021. The Company estimates AFFO for the year ending December 31, 2021 will be between $1,040.0 million and $1,045.0 million, or between $1.79 and $1.80 per diluted share. These per share estimates reflect the dilutive effect of (i) the issuance of 26,900,000 shares from the physical settlement of the June 2020 Forward Sale Agreement and 65,000,000 shares in the September 2021 equity offering and (ii) the pending 69,000,000 shares related to the March 2021 Forward Sale Agreements and the pending 50,000,000 shares related to the September 2021 Forward Sale Agreements as calculated under the treasury stock method. These estimates do not include the impact on operating results from any pending or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.
The following is a summary of the Company's updated full-year 2021 guidance:

	Updated Guidance		Prior Guidance
For the Year Ending December 31, 2021 ($ in millions):	Low	High	Low	High
Estimated Adjusted Funds From Operations (AFFO)	$1,040.0	$1,045.0	$1,010.0	$1,035.0
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$1.79	$1.80	$1.82	$1.87
Estimated Weighted Average Share Count at Year End (in millions)	580.0	580.0	555.0	555.0
In determining AFFO, the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable GAAP financial measure. For more information, see “Non-GAAP Financial Measures.” The Company is unable to provide a reconciliation of its stated AFFO guidance to net income attributable to common stockholders because it is unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 - Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company's control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results, the impact of these adjustments could be material, individually or in the aggregate, to the Company's reported GAAP results.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Thursday, October 28, 2021 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 833-670-0715 (domestic) or 236-714-2931 (international) and entering the conference ID 7089309. An audio replay of the conference call will be available from 1:00 p.m. ET on October 28, 2021 until midnight ET on November 4, 2021 and can be accessed by dialing 800-585-8367 (domestic) or 416-621-4642 (international) and entering the passcode 7089309.
A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on October 28, 2021, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties Inc. is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 28 gaming facilities comprising over 47 million square feet and features approximately 17,800 hotel rooms and more than 200 restaurants, bars, nightclubs and sportsbooks. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment, Inc., Century Casinos, Inc., the Eastern Band of Cherokee Indians, Hard Rock International Inc., JACK Entertainment LLC and Penn National Gaming, Inc. VICI Properties also has an investment in the Chelsea Piers, New York facility and owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio.
Impact of the COVID-19 Pandemic on Our Business
In connection with the COVID-19 pandemic, various state governments and/or regulatory authorities issued directives, mandates, orders or similar actions restricting non-essential business operations, which resulted in the temporary closure of substantially all of our tenants’ operations at our properties (as well as our golf course properties). Although all of our leased properties and our golf courses are currently open, without restriction in some jurisdictions, they remain subject to any current or future operating limitations or closures imposed by state and local governments and/or regulatory authorities. While our tenants’ recent performance at many of our leased properties has been at or above pre-pandemic levels, they may continue to face additional challenges and uncertainty due to the impact of the COVID-19 pandemic, such as complying with operational and capacity restrictions ensuring sufficient employee staffing and service levels, and the sustainability of maintaining improved operating margins and financial performance. Due to prior closures, operating restrictions and other factors, our tenants’ operations, liquidity and financial performance have been adversely affected, and the ongoing nature of the pandemic, including emerging variants, may further impact our tenants’ businesses and, accordingly, our business and financial performance. We continue to monitor the impact of the COVID-19 pandemic on our tenant's businesses, including with respect to their respective business performance, operations, liquidity and financial results.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are: risks associated with the pending MGP Transactions, including our ability or failure to complete the pending MGP Transactions and to realize the anticipated benefits of the pending MGP Transactions, including as a result of delay in completing the MGP Transactions; the impact of changes in general economic conditions, including low consumer confidence, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy; our dependence on subsidiaries of Caesars Entertainment, Inc. (“Caesars”), Penn National Gaming, Inc. (“Penn National”), Seminole Hard Rock Entertainment, Inc. (“Hard Rock”), Century Casinos, Inc. (“Century Casinos”), Rock Ohio Ventures LLC (“JACK Entertainment”) and the Eastern Band of Cherokee Indians (“EBCI”) (and, following the completion of the pending MGP Transactions and the Venetian Resort acquisition, MGM Resorts International (“MGM”) and an affiliate of certain funds managed by affiliates of Apollo Global Management, Inc. (the “Venetian Tenant”)) as tenants of our properties and Caesars, Penn National, Hard Rock, Century Casinos, JACK Entertainment and EBCI (and, following the completion of the pending MGP Transactions, MGM) or certain of their respective subsidiaries as guarantors of the lease payments and the negative consequences any material adverse effect on their respective businesses could have on us; our dependence on the gaming industry; the impact of extensive regulation from gaming and other regulatory authorities; the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties and the completion of pending transactions on a timely basis, or at all, or the imposition of conditions to such regulatory approvals; the possibility that our tenants may choose not to renew their lease agreements with us following the initial or subsequent terms of the leases; restrictions on our ability to sell our properties subject to our lease agreements; Caesars’, Penn National’s, Hard Rock’s, Century Casinos’, JACK Entertainment’s and EBCI’s (and, following the completion of the MGP Transactions and the Venetian Resort acquisition, MGM’s and the Venetian Tenant’s) historical results may not be a reliable indicator of their future results; our substantial amount of indebtedness, including indebtedness to be assumed by us upon consummation of the pending MGP Transactions, and ability to service, refinance and otherwise fulfill our obligations under such indebtedness; our historical financial information may not be reliable indicators of our future results of operations, financial condition and cash flows; our ability to obtain the financing necessary to complete our pending acquisitions or related transactions on the terms we currently expect in a timely manner, or at all; the possibility that our pending transactions may not be completed or that completion may be unduly delayed, and the potential adverse impact on our business, operations and stock price; the possibility that we identify significant environmental, tax, legal or other issues that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits we expect to receive) in any of our pending or recently completed transactions; the effects of our pending and recently completed transactions on us, including the future impact on our financial condition, financial and operating results, cash flows, strategy and plans; the impact and outcome of current and potential litigation relating to the pending MGP Transactions, including the possibility that any adverse judgment may prevent the pending MGP Transactions from being consummated on a timely basis, or at all; the possibility of adverse tax consequences as a result of our pending transactions; increased volatility in our stock price as a result of our pending transactions; our inability to maintain our qualification for taxation as a REIT; our reliance on distributions received from VICI Properties L.P., our operating partnership, to make distributions to our stockholders; our ability to continue to make distributions to holders of our common stock or maintain anticipated levels of distributions over time; and competition for transaction opportunities, including from other REITs, investment companies, private equity firms and hedge funds, sovereign funds, lenders, gaming companies and other investors that may have greater resources and access to capital and a lower cost of capital or different investment parameters than us.
Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the impact of the COVID-19 pandemic on our, and our tenants’, financial condition, results of operations, cash flows and performance. The extent to which the COVID-19 pandemic continues to adversely affect our tenants, and ultimately impacts our business and financial condition, depends on future developments which cannot be predicted with confidence, including the impact of the actions taken to contain the pandemic or mitigate its impact, including the availability, distribution, public acceptance and efficacy of approved vaccines, new or mutated variants of COVID-19 (including vaccine-resistant variants) or a similar virus, the direct and indirect economic effects of the pandemic and containment measures on our tenants, the ability of our tenants to successfully operate their businesses, including the costs of complying with regulatory requirements necessary to keep their respective facilities open, such as reduced capacity requirements, the need to close any of the facilities after reopening as a result of the COVID-19 pandemic, and the effects of the negotiated capital expenditure reductions and other amendments to the leases that we agreed to with certain of our tenants in response to the COVID-19 pandemic. Each of the foregoing could have a material adverse effect on our tenants’ ability to satisfy their obligations under their leases with us, including their continued ability to pay rent in a timely manner, or at all, and/or to fund capital expenditures or make other payments required under their leases.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (NAREIT), we define FFO as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, non-cash stock-based compensation expense, transaction costs incurred in connection with the acquisition of real estate investments, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment and interest rate swap settlements, other non-recurring, non-cash transactions (such as non-cash gain upon lease modification) and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense and interest income (collectively, interest expense, net) and income tax expense.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2021	December 31, 2020
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$13,124,209	$13,027,644
Investments in leases - financing receivables, net	2,640,399	2,618,562
Investments in loans, net	523,897	536,721
Land	153,576	158,190
Cash and cash equivalents	669,514	315,993
Short-term investments	—	19,973
Other assets	437,209	386,530
Total assets	$17,548,804	$17,063,613

Liabilities
Debt, net	$4,692,032	$6,765,532
Accrued interest	45,078	46,422
Deferred financing liability	73,600	73,600
Deferred revenue	461	93,659
Dividends payable	226,300	176,992
Other liabilities	382,547	413,663
Total liabilities	5,420,018	7,569,868

Stockholders’ equity
Common stock	6,289	5,367
Preferred stock	—	—
Additional paid-in capital	11,752,852	9,363,539
Accumulated other comprehensive loss	—	(92,521)
Retained earnings	290,966	139,454
Total VICI stockholders’ equity	12,050,107	9,415,839
Non-controlling interest	78,679	77,906
Total stockholders’ equity	12,128,786	9,493,745
Total liabilities and stockholders’ equity	$17,548,804	$17,063,613
_______________________________________________________
Note: As of September 30, 2021 and December 31, 2020, our Investments in leases - sales-type and direct financing, Investments in leases - financing receivables and Investments in loans and Other assets (sales-type sub-leases) are net of $432.6 million, $88.6 million, $0.4 million and $6.5 million, respectively, and $454.2 million, $91.0 million, $1.8 million and $6.9 million of Allowance for credit losses, respectively.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues
Income from sales-type and direct financing leases	$292,059	$270,274	$873,337	$718,421
Income from operating leases	—	3,638	—	25,464
Income from lease financing receivables and loans	70,205	52,827	210,578	82,696
Other income	6,936	7,276	20,897	8,702
Golf revenues	6,504	5,638	21,602	17,273
Total revenues	375,704	339,653	1,126,414	852,556

Operating expenses
General and administrative	8,379	8,047	24,092	22,560
Depreciation	771	910	2,320	2,990
Other expenses	6,936	7,263	20,897	8,702
Golf expenses	5,143	4,672	14,881	13,181
Change in allowance for credit losses	9,031	177,052	(24,453)	261,080
Transaction and acquisition expenses	177	2,026	9,689	7,703
Total operating expenses	30,437	199,970	47,426	316,216

Interest expense	(165,099)	(77,399)	(321,953)	(231,185)
Interest income	26	214	75	6,743
Loss from extinguishment of debt	(15,622)	—	(15,622)	(39,059)
Gain upon lease modification	—	333,352	—	333,352
Income before income taxes	164,572	395,850	741,488	606,191
Income tax (expense) benefit	(388)	368	(2,128)	(395)
Net income	164,184	396,218	739,360	605,796
Less: Net (income) loss attributable to non-controlling interest	(2,322)	2,056	(6,988)	(2,132)
Net income attributable to common stockholders	$161,862	$398,274	$732,372	$603,664

Net income per common share
Basic	$0.29	$0.75	$1.35	$1.22
Diluted	$0.28	$0.74	$1.31	$1.21

Weighted average number of common shares outstanding
Basic	555,153,692	533,407,916	542,843,855	496,002,850
Diluted	571,894,545	536,180,175	557,113,510	499,982,269

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income attributable to common stockholders	$161,862	$398,274	$732,372	$603,664
Real estate depreciation	—	—	—	—
FFO	161,862	398,274	732,372	603,664
Non-cash leasing and financing adjustments	(30,865)	(18,919)	(88,063)	(11,826)
Non-cash change in allowance for credit losses	9,031	177,052	(24,453)	261,080
Non-cash stock-based compensation	2,395	2,013	7,067	5,375
Transaction and acquisition expenses	177	2,026	9,689	7,703
Amortization of debt issuance costs and original issue discount	34,098	4,368	50,723	15,504
Other depreciation	742	879	2,228	2,905
Capital expenditures	(131)	(337)	(1,638)	(1,982)
Loss on extinguishment of debt and interest rate swap settlements (1)	79,861	—	79,861	39,059
Non-cash gain upon lease modification	—	(333,352)	—	(333,352)
Non-cash adjustments attributable to non-controlling interest	250	(4,097)	773	(3,990)
AFFO	257,420	227,907	768,559	584,140
Interest expense, net	66,736	72,817	206,916	208,938
Income tax expense (benefit)	388	(368)	2,128	395
Adjusted EBITDA	$324,544	$300,356	$977,603	$793,473

Net income per common share
Basic	$0.29	$0.75	$1.35	$1.22
Diluted	$0.28	$0.74	$1.31	$1.21
FFO per common share
Basic	$0.29	$0.75	$1.35	$1.22
Diluted	$0.28	$0.74	$1.31	$1.21
AFFO per common share
Basic	$0.46	$0.43	$1.42	$1.18
Diluted	$0.45	$0.43	$1.38	$1.17
Weighted average number of shares of common stock outstanding
Basic	555,153,692	533,407,916	542,843,855	496,002,850
Diluted	571,894,545	536,180,175	557,113,510	499,982,269
____________________
(1) Includes swap breakage costs of approximately $64.2 million incurred by VICI PropCo in connection with the early settlement of the outstanding interest rate swap agreements.

VICI Properties Inc.
Revenue Breakdown
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Contractual revenue from sales-type and direct financing leases
Caesars Las Vegas Master Lease	$100,652	$90,181	$301,956	$216,805
Caesars Regional Master Lease (excluding Harrah's NOLA, AC, and Laughlin) & Joliet Lease	126,603	127,134	384,683	381,401
Margaritaville Lease	5,866	5,886	17,604	17,629
Greektown Lease	12,829	13,889	40,255	41,667
Hard Rock Lease	10,848	10,687	32,544	32,062
Century Master Lease	6,313	6,250	18,939	18,750
EBCI Lease	2,437	—	2,437	—
Income from sales-type and direct financing leases non-cash adjustment(1)	26,511	16,247	74,919	10,107
Income from sales-type and direct financing leases	292,059	270,274	873,337	718,421

Contractual revenue from operating leases
Land component of Caesars Palace	—	3,638	—	25,464
Income from operating leases	—	3,638	—	25,464

Contractual income from lease financing receivables
JACK Entertainment Master Lease	16,470	16,470	49,410	45,337
Harrah's NOLA, AC, and Laughlin	39,077	30,634	117,231	30,634
Income from lease financing receivables non-cash adjustment(1)	4,631	2,695	13,498	1,772
Income from lease financing receivables	60,178	49,799	180,139	77,743
Contractual interest income
JACK Entertainment Loan	940	1,547	3,574	3,502
Caesars Forum Convention Center Loan	7,893	1,112	23,379	1,112
Chelsea Piers Loan	1,200	392	3,563	392
Great Wolf Mezzanine Loan	271	—	276	—
Income from loans non-cash adjustment(1)	(277)	(23)	(353)	(53)
Income from loans	10,027	3,028	30,439	4,953
Income from lease financing receivables and loans	70,205	52,827	210,578	82,696

Other income	6,936	7,276	20,897	8,702
Golf revenues	6,504	5,638	21,602	17,273
Total revenues	$375,704	$339,653	$1,126,414	$852,556

____________________
(1) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Finance
DValoy@viciproperties.com